Exhibit (i)

[LETTERHEAD OF DECHERT LLP]

May 11, 2011

DBX ETF Trust

60 Wall Street

New York, NY 10005

Re:	Opinion of Counsel regarding Pre-Effective Amendment No. 2 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File Nos. 333-170122; 811-22487)

Dear Ladies and Gentlemen:

We have acted as counsel to DBX ETF Trust (the “Fund”), in connection with the above-referenced Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest, $0.01 par value, of the DBX MSCI Emerging Markets Currency-Hedged Equity Fund, DBX MSCI EAFE Currency-Hedged Equity Fund, DBX MSCI Brazil Currency-Hedged Equity Fund, DBX MSCI Canada Currency-Hedged Equity Fund and DBX MSCI Japan Currency-Hedged Equity Fund (the “Shares”). This opinion is being delivered to you in connection with the Fund’s filing of Pre-Effective Amendment No. 2 to the Registration Statement (the “Amendment”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), and Amendment No. 2 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the DBX MSCI Emerging Markets Currency-Hedged Equity Fund, DBX MSCI EAFE Currency-Hedged Equity Fund, DBX MSCI Brazil Currency-Hedged Equity Fund, DBX MSCI Canada Currency-Hedged Equity Fund and DBX MSCI Japan Currency-Hedged Equity Fund. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the Fund’s Declaration of Trust, as amended (the “Declaration”), and such other documents and matters as we have deemed necessary to enable us to render this opinion.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in accordance with the Fund’s Declaration, Designation and By-Laws and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Miscellaneous Information—Counsel” in the Statement of Additional Information forming a part of the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Dechert LLP

Dechert LLP

16401309.1